 Exhibit 23.3

Consent of Independent Auditors

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the 2014 Equity Incentive Plan, and 2014 Employee Stock Purchase Plan of Everyday Health, Inc. of our report dated March 16, 2015, with respect to the balance sheets of Cambridge BioMarketing Group, LLC as of December 31, 2014 and 2013, and the related statements of income, changes in members’ equity, and cash flows for each of the years in the two-year period ended December 31, 2014, which report appears in the Form 8-K/A of Everyday Health, Inc. dated June 2, 2015.

/s/ Tonneson & Company, PC

Wakefield, Massachusetts

February 5, 2016